Exhibit 99.1

MRV Reports Second-Quarter 2014 Results

- Increased revenue 13% -

- Broadened Network Equipment reach with OptiPacket launch and

OptiDriver customer acceptances -

CHATSWORTH, Calif.— August 25, 2014 —MRV Communications (NASDAQ: MRVC), a global provider of converged packet and optical solutions that empower the optical edge and network integration services for communications service providers, reported financial results for the three- and six- months ended June 30, 2014.

“The transformation of MRV continues and we believe we are now much better positioned to capitalize on the significant growth opportunities in packet and optical networking,” said David Stehlin, MRV’s chief executive officer. “As we announced separately today, Mark Bonney has joined the MRV management team as Executive Vice President and Chief Financial Officer, and brings a wealth of talent to help us improve operations and execute on our strategic growth initiatives.”

Mr. Stehlin continued, “We understand that this press release and the conference call scheduled for tomorrow, as described in more detail below, are occurring later than we would have wanted and later than our shareholders expect from us.  We would like to affirm our commitment to investor transparency, and reassure our investors that we intend to make future quarterly financial disclosures on a timely basis.

Mr. Stehlin continued further, “While MRV continues to navigate through short term challenges, we believe we have significant opportunities to grow and drive increasing shareholder value.  During the quarter, we successfully realigned our North American sales team to improve the marketing of our sophisticated, next generation optical communication products, which we believe to be the driver of MRV’s future revenue growth. Our new optical transport platform, OptiDriver™, increased its market presence, as we added ten new customers, notably half of whom are new to MRV. Additionally, in June, we introduced OptiPacket™ (OP-X), our ground breaking metro service edge packet optical solution, which unlocks new and exciting market opportunities for MRV.  We believe that our broader product line, which is being increasingly adopted by our customers, presents very attractive long term growth opportunities for MRV.”

Second Quarter 2014 Results as compared to Second Quarter 2013

•                  Total revenue amounted to $43.1 million, up 13% from $38.2 million.

•                  Network Equipment revenue was $21.8 million, up 3%, reflecting increases in carrier Ethernet access, optical transport and infrastructure management product sales partially offset by decrease in services revenue.

•                  Network Integration revenue was $21.4 million, up 25% primarily due to growth in product sales attributable to increased market share.

•                  Consolidated gross margin was 34.3%, compared to 35.0%. The decrease reflects a greater revenue contribution from the lower margin Network Integration business and a decline in Network Equipment gross margins.

•                  Network Equipment gross margin was 51.2%, compared to 53.0% primarily due to a shift in product mix.

•                  Network Integration gross margin was 16.8%, increasing from 12.8%, reflecting an improvement in product revenue gross margins over the prior year.

•                  Total operating expenses were $15.9 million, or 37% of total revenue, compared to $13.9 million, or 36% of total revenue. The increase reflects continued investment in the development of more complex product solutions and investments in sales and marketing, partially offset by cost control initiatives. When comparing to the second quarter of 2013, it is important to note that in June 2013, the company benefited from a $1.0 million insurance recovery for legal fees, previously incurred during the derivative litigation.

•                  Network Equipment operating expenses were $12.7 million, compared to $11.5 million primarily due to investing in ongoing product development and sales.

•                  Network Integration operating expenses were $1.9 million, compared to $1.5 million, primarily due to increased sales costs to support revenue growth.

•                  Corporate expenses were $1.3 million, compared to $0.9 million, which included the $1.0 million insurance recovery.

•                  Total operating loss was $1.1 million, compared to an operating loss of $0.5 million, which included the $1.0 million insurance recovery.

•                  During the quarter we resolved an outstanding tax audit issue in Italy. The result, which is detailed more fully in our report on Form 10-Q for the three months ended June 30, 2014 filed on August 18, 2014, increased other expense by $0.2 million and income tax expense by $0.3 million.

•                  Total net loss was $2.3 million or $0.31 per diluted share, compared to a net loss of $0.9 million, or $0.13 per diluted share, which included the $1.0 million insurance recovery.

Out-of-period Accounting Adjustments

During the second quarter, the company recorded an immaterial out-of-period accounting adjustment to defer previously recognized revenue of $2.0 million in the Network Integration segment that resulted in an increase to after-tax net loss of $0.1 million for the three and six months ended June 30, 2014. Greater detail can be found in the company’s quarterly report on Form 10-Q for the three months ended June 30, 2014.

Year-to-date June 30, 2014 Results as compared to Year-to-date June 30, 2013

Total revenue amounted to $85.4 million, up 11% from $77.1 million. Network Equipment revenue was $44.2 million, up 5%. Network Integration revenue was $41.4 million, up 18%. Total net loss was $6.5 million, or $0.89 per diluted share, compared to a net loss of $5.4 million, or $0.72 per diluted share.

Stehlin added, “The optical edge or metro segment of the network is entering a phase of significant change and projected dramatic growth. Our product development strategy is well aligned to capitalize on the need for greater capacity, flexibility and intelligence. We are encouraged by the initial responses to OP-X and the steadily growing customer adoption of OptiDriver.  Our new OP-X and OptiDriver combined with our OptiSwitch® carrier Ethernet switches and ProVision® management system form a powerful solution set and the foundation for our growth as they target the fast expanding market segments that make up the optical edge.”

Conference Call Information:

MRV Communication’s second quarter 2014 financial results conference call is scheduled to take place on August 26, 2014 at 5:00 p.m. ET. David Stehlin, CEO, and Mark Bonney, EVP and CFO, will host the call and will be available for questions after the prepared remarks. The live audio webcast will be accessible at www.mrv-corporate.com in the Investor Relations section. For access via telephone, please dial 877-359-9508, and for international calls dial 224-357-2393 approximately 10 minutes prior to the start of the conference.  The conference ID is 75579998#.  The conference call will also be broadcast live at www.mrv.com where it will be available for replay for 90 days. In addition, a replay will be available via telephone for three business days, beginning three hours after the call.  To listen to the replay, in the U.S. please dial 855-859-2056, and internationally dial 404-537-3406.  The access code is 75579998#.

About MRV Communications

MRV Communications is a global provider of converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity. For more information please visit www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to its quarterly report on Form 10-Q for the quarter ended June 30, 2014, its quarterly report on Form 10-Q for the quarter ended March 31, 2014 and its annual report on Form 10-K for the year ended December 31, 2013, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of August 26, 2014 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

IR Contact:

Kirsten Chapman/Monica Chang, LHA, (415) 433-3777, ir@mrv.com

MRV Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Product revenue	$30,671	$26,432	$62,215	$54,504
Service revenue	12,453	11,743	23,227	22,576
Total revenue	43,124	38,175	85,442	77,080
Cost of sales	28,342	24,803	57,409	50,681
Gross profit	14,782	13,372	28,033	26,399
Operating expenses:
Product development and engineering	5,392	4,454	10,970	9,102
Selling, general and administrative	10,516	9,453	22,038	21,845
Total operating expenses	15,908	13,907	33,008	30,947
Operating loss	(1,126)	(535)	(4,975)	(4,548)
Interest expense	(40)	(241)	(190)	(373)
Other income, net	(420)	(102)	(387)	(85)
Loss before provision for income taxes	(1,586)	(878)	(5,552)	(5,006)
Provision for income taxes	681	115	932	421
Net Loss	$(2,267)	$(993)	$(6,484)	$(5,427)

Net loss per share — basic	$(0.31)	$(0.13)	$(0.89)	$(0.72)
Net loss per share — diluted	$(0.31)	$(0.13)	$(0.89)	$(0.72)
Weighted average number of shares:
Basic	7,360	7,585	7,322	7,570
Diluted	7,360	7,585	7,322	7,570

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par values)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,320	$27,591
Restricted time deposits	250	249
Accounts receivable, net	49,122	49,990
Other receivables	10,353	8,220
Inventories, net	28,485	22,981
Income tax refunds receivable	814	1,256
Deferred income taxes	1,144	1,219
Other current assets	6,263	5,664
Total current assets	118,751	117,170
Property and equipment, net	5,248	5,555
Deferred income taxes, net of current portion	3,801	3,694
Intangibles, net	762	873
Other assets	577	655
Total assets	$129,139	$127,947

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$6,370	$4,320
Deferred consideration payable	233	233
Accounts payable	27,990	23,991
Accrued liabilities	15,541	19,463
Deferred revenue	13,755	10,557
Other current liabilities	371	357
Total current liabilities	64,260	58,921
Other long-term liabilities	5,509	5,236
Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value: Authorized — 1,000 shares; no shares issued or outstanding	—	—
Common Stock, $0.0017 par value:
Authorized — 16,000 shares
Issued — 8,222 shares in 2014 and 8,143 shares in 2013
Outstanding — 7,365 shares in 2014 and 7,286 in 2013	270	270
Additional paid-in capital	1,284,113	1,281,883
Accumulated deficit	(1,214,821)	(1,208,337)
Treasury stock — 856 shares in 2014 and 856 shares in 2013	(10,412)	(10,412)
Accumulated other comprehensive income	220	386
Total stockholders’ equity	59,370	63,790
Total liabilities and stockholders’ equity	$129,139	$127,947

MRV Communications, Inc.

Segmented Operating Data

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Network Equipment	$21,833	$21,100	$44,152	$42,046
Network Integration	21,355	17,135	41,408	35,117
Before intersegment adjustments	43,188	38,235	85,560	77,163
Intersegment adjustments	(64)	(60)	(118)	(83)
Total	$43,124	$38,175	$85,442	$77,080

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Gross profit
Network Equipment	$11,185	$11,183	$21,944	$21,949
Network Integration	3,598	2,187	6,088	4,444
Before intersegment adjustments	14,783	13,370	28,032	26,393
Intersegment adjustments	(1)	2	1	6
Total	$14,782	$13,372	$28,033	$26,399

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Expenses
Network Equipment	$12,688	$11,480	$26,287	$23,364
Network Integration	1,894	1,511	3,538	3,078
Before intersegment adjustments	14,582	12,991	29,825	26,442
Corporate unallocated operating expenses and adjustments	1,326	916	3,183	4,505
Total	$15,908	$13,907	$33,008	$30,947

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Income
Network Equipment	$(1,503)	$(296)	$(4,343)	$(1,415)
Network Integration	1,704	675	2,550	1,366
Before intersegment adjustments	201	379	(1,793)	(49)
Corporate unallocated and adjustments	(1,327)	(914)	(3,182)	(4,499)
Total	$(1,126)	$(535)	$(4,975)	$(4,548)